EXHIBIT 10.1

Translation

SUBCONCESSION CONTRACT FOR THE EXPLOITATION OF GAMES OF

FORTUNE AND CHANCE OR OTHER GAMES IN CASINO IN THE SPECIAL

ADMINISTRATIVE REGION OF MACAU

Between

Sociedade de Jogos de Macau, SA, hereinafter designated concessionaire, with head office in Macau, at Avenida de Lisboa, numbers 2-4, Hotel Lisboa, 9th floor, registered with the Commercial Registry Office of Macau under the number 15056, represented in this contract by its director Ho Hung Sun, Stanley also known as Stanley Hung Sun Ho or Stanley Ho, widower, holder of the Macau Resident Identity Card n° 1/260888/1, issued 08/09/1999, and Living in Macau, at Estrada da Penha n° 15, with powers for the act,

And

MGM Grand Paradise, SA, hereinafter designated subconcessionaire, with head office in Macau, at Avenida da Praia Grande n° 759, 5th floor, registered with the Commercial Registry Office of Macau under the number 18972, represented in this contract by its directors Ho, Pansy Catilina Chiu King, also known as Pansy Ho, married, holder of the Macau Permanent Resident Identity Card n° 1265941(3), issued on 14/07/2003 and living in Macau at Avenida da Praia Grande n° 759, 5th floor, and Gary Neil Jacobs, married, holder of the United States of America Passport n° 036187011, issued on 29/04/1997, and living at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, United States of America, with powers for the act,

And bearing in mind that: -

The Special Administrative Region of Macau granted the concessionaire a concession for the exploitation of the games of fortune and chance and other games in casino, through the execution of an administrative concession contract for the exploitation of the games of fortune and chance and other games in casino in the Special Administrative Region of Macau on 28th March 2002, altered on 19th April 2005;

Sociedade de Jogos de Macau S. A. was authorized, under the terms of the number one of the clause 75 of the concession contract executed between the Special Administrative Region of Macau and the concessionaire, to execute this subconcession contract;

Is accepted and reciprocally agreed this administrative subconcession contract for the exploitation of the games of fortune and chance and other games in casino that will be governed by the following clauses.

CHAPTER I

Object, type and period of the subconcession

Clause 1

Object of the subconcession

One. The subconcession granted by this subconcession contract has as object the exploitation of games of fortune and chance or other games in casino in the Special Administrative Region of Macau of the People’s Republic of China, hereinafter designated Special Administrative Region of Macau.

Two. The subconcession granted by this subconcession contract has as object the exploitation of games of fortune and chance or other games in casino granted to the concessionaire and is, as to that concession, partial, being the concessionaire exonerated of the obligations imputed to the subconcessionaire by and under the terms of this subconcession contract.

Three. The subconcession does not include the exploitation of: -

1) Mutual betting;

2) Operations offered to the public, with exception of the provisions of number 7 article 3 of the Law n° 16/2001;

3) Interactive games;

4) Games of fortune and chance or any other type of game, betting or operations on a ship or aircraft, with exception of the provisions of paragraph 1) number 3 and number 4 of article 5 of the Law number 16/2001.

Clause 2

Objectives of the subconcession

The subconcessionaire pledges to: -

1) Ensure the adequate exploitation and operation of the games of fortune and chance or other games in casino.

2) To employ in the management and operation of the games of fortune and chance or other games in casino only persons competent to carry out that duties and assume that responsibilities;

3) To exploit and operate the games of fortune and chance or other games in casino in a fair and honest manner and free from criminal influence; and

4) To safeguard and protect the interests of the Special Administrative Region of Macau in the taxation resulting from running its casinos and other gambling areas.

Clause 3

Applicable law and jurisdiction

One. Exclusively the laws of the Special Administrative Region of Macau govern this subconcession contract.

Two. The concessionaire and the subconcessionaire renounce to litigate between themselves, or against the Special Administrative Region of Macau, de per si, conjunctly or with others, in any court outside the Special Administrative Region of Macau as they recognize and submit to the exclusive jurisdiction of the Special Administrative Region of Macau courts to resolve any eventual litigations or conflicts of interest.

Clause 4

Observance of the Special Administrative Region of Macau legislation

The concessionaire and the subconcessionaire pledge to abide by the legislation applicable in the Special Administrative Region of Macau, renouncing to invoke any legislation alien to the Special Administrative Region of Macau, namely to exempt themselves from the fulfillment of the obligations or conducts to which are bound or impending on them.

Clause Five

Participation in the exploitation of games of fortune and chance or other games in casinos in other jurisdictions

One. The subconcessionaire pledges to notify the Government of the Special Administrative Region of Macau, hereinafter the Government, about its participation, and immediately afterwards, the participation of any of its directors, its controlling shareholder, including the last controlling shareholder, or any corporate participation corresponding directly or indirectly to 10% or more of its capital stock, in the process for licensing or concession of an exploitation of games of fortune and chance or other games in casino, and as well in the exploitation of games of fortune and chance or other games in casino, even if merely through a management contract, in any other jurisdiction.

Two. For effects of the previous number, the subconcessionaire pledges, according to the case, to submit and provide to the Government or endeavor to obtain to submit or provide to the Government any documents, information or data it has been asked for the effect, except those that by legal provision, are confidential.

Clause 6

Concessions regime

One. This subconcession contract is ruled by the concessions regime contemplated in the legal framing of the legal system that governs the exploitation of the games of fortune and chance or other games in casino, approved by the Law number 16/2001, the Administrative Regulation number 26/2001, the rules for the practice of games of fortune and chance, namely those contemplated in article 55 of the Law number 16/2001, and any other complementary regulation of the referred Law number 16/2001, and as well the concession contract executed between the Special Administrative Region of Macau and the concessionaire.

Two. Without prejudice of the obligations stipulated in this subconcession contract, the subconcessionaire undertakes also with the Government to comply with any obligations similar to those that at any time will be stipulated to the concessionaires for the exploitation of games of fortune and chance or other games in casino within the legal framing mentioned in the previous number.

Clause 7

Exploitation of the subconcession

The subconcessionaire pledges to exploit the subconcession in the terms and conditions stipulated in this subconcession contract.

Clause 8

Subconcession period

One. The term of the subconcession granted by this contract ends on the thirty-first day of March in the year two thousand twenty.

Two. The ruling of the previous number does not hinder the application of the clauses of this subconcession contract that remain valid after the term of the subconcession.

CHAPTER II

Locations for the casinos exploitation and operation

and other gambling areas

Clause 9

Locations for the subconcession exploitation

One. In the exercise of its activity, the subconcessionaire can only exploit games of fortune and chance or other games in casino in the casinos and other gambling areas previously authorized and classified by the Government.

Two. The allotment of any other location to exploit the subconcession depends from the Government authorization.

Clause 10

Type of games, tables and electrical and mechanical machines games

One. The subconcessionaire is authorized to exploit all types of games the concessionaire is licensed to operate, and other type of games to be authorized by dispatch of the Secretary for Economy and Finances, requested by the subconcessionaire and after a favorable opinion of Direcçāo de Inspecçāo e Coordenaçāo de Jogos [Gaming Authority], hereinafter designated DICJ, whose rules for its practice will be approved by dispatch of the Secretary for Economy and Finances, under DICJ proposal. The subconcessionaire is also authorized to operate, under the terms of the law, any electrical or mechanical machines games, including slot machines.

Two. The subconcessionaire pledges to submit annually to DICJ, during December, a list stating the number of tables and electrical or mechanical machines, including slot machines, it intends to exploit during the following year, and as well their location.

Three. The number of tables and electrical or mechanical machines, including slot machines, to be exploited by the subconcessionaire can be altered by previous notification to DICJ by the subconcessionaire.

Four. The subconcessionaire pledges to maintain and exploit in its casinos a minimal variety of games, according to DICJ instructions.

Clause 11

Continuous operation of the casinos

One. The subconcessionaire pledges to have the casinos open every day of the year.

Two. Without prejudice of the previous number provisions, the subconcessionaire can establish a daily period for the casinos and their related activities to be opened to the public.

Three. The schedule of a daily period for the casinos and their related activities to be opened to the public must be notified previously to the Government and be affixed at the casinos entrance.

Four. The alteration of the daily opening of the casinos and their related activities to the public must be notified to the Government with a minimal antecedence of three days.

Clause 12

Suspension of the operation in casino and other gambling areas

One. The subconcessionaire pledges to request the Government, with a minimal antecedence of three days, upon presentation of reasonable grounds, authorization to halter the operations of one or more casinos and other gambling areas, for a period of one or more days.

Two. The authorization mentioned in the previous number is waived in urgent situations or in cases of force majeure, namely emerging from a serious accident, catastrophe or natural calamity, causing serious risk to the persons safety, and in this case the subconcessionaire must notify the Government and the concessionaire as soon as possible, about the suspension of the casino or other gambling areas operation.

Clause 13

Electronic surveillance and control equipment

One. The subconcessionaire pledges to install in the casinos and other gambling areas, an electronic surveillance and control equipment of international high quality approved by DICJ. For the effect, the subconcessionaire must send a request in writing to that Department, identifying the equipment to be installed, attaching the respective technical data. Notwithstanding, DICJ can, at anytime, request the presentation of specimens or samples of the referred equipment.

Two. The subconcessionaire pledges also to install electronic surveillance and control equipment, approved by DICJ, in other areas near the casinos and other gambling areas or leading to or connecting them, whenever requested for such by that Department.

Three. The subconcessionaire pledges to install new electronic surveillance and control equipment, approved by DICJ, whenever reasonably asked for such by that Department, namely to maintain the international high quality mentioned in number One.

Four. The subconcessionaire pledges to notify the competent public authorities as soon as possible of any acts or facts constituting crime or administrative infraction of which is aware and as well any illegal acts or facts it may consider serious.

CHAPTER III

Subconcessionaire company

Clause 14

Corporate purpose, head office and incorporation

One. The subconcessionaire pledges to have as exclusive corporate purpose the exploitation of games of fortune and chance or other games in casino.

Two. The subconcessionaire corporate purpose can, by authorization of the Government, include activities correlative to the exploitation of games of fortune and chance or other games in casino.

Three. The subconcessionaire pledges to maintain its head office in the Special Administrative Region of Macau and to be incorporated as a joint stock company.

Clause 15

Capital stock and shares

One. The subconcessionaire pledges to maintain a capital stock in an amount no less than MOP$200,000,000.00 (two hundred million Patacas).

Two. The subconcessionaire pledges to increase its capital stock if and when ordered by the Chief Executive if supervening circumstances so justifies.

Three. Only nominal shares represent the totality of the capital stock.

Four. The increase of the subconcessionaire capital stock by public subscription requires the Government authorization.

Five. The subconcessionaire issue of preferential shares requires the Government authorization.

Six. Without prejudice of the previous number, the creation or issue of types or category of shares representative of the subconcessionaire capital stock, and also their transformation, require the Government authorization.

Seven. The subconcessionaire pledges to ensure that the totality of the capital stock of the subconcessionaire shareholders that are companies, and the capital stock of the holders of their corporate participations that are companies, and so on until the last holders of the corporate participations, whether individuals or companies, is represented exclusively by nominal shares, except companies that are listed in stock exchanges in what refers to the shares dealt there.

Clause 16

Transfer and encumbrance of shares

One. The transfer or encumbrance inter vivos, at whatever title, of the ownership or other rights on the shares representative of the subconcessionaire capital stock and as well any acts involving the assignment of the voting right or other corporate rights to any other person than its holder, require the Government authorization.

Two. In the case mentioned in the previous number, the subconcessionaire is bound to refuse the registration and to not recognize the quality of shareholder to any entity that obtains or holds shares representative of its capital stock in violation of this subconcession contract or the law and to not do any act that implicitly or explicitly recognizes any effect to the transfer or encumbrance inter vivos or operation mentioned in the previous number.

Three. The transfer mortis causa of the ownership or other rights on the shares representative of the subconcessionaire capital stock must be notified to the Government as soon as possible; the subconcessionaire pledges at the same time to ensure the transfer is registered in its shares registration book.

Four. After securing the authorization mentioned in number One, the holder of the ownership or other rights on the shares representative of the subconcessionaire capital stock when transferring or encumbering or doing an act involving the assignment to others of the voting right or other corporate rights will notify the subconcessionaire immediately which is bound to notify DICJ within thirty days after the registration in the shares book or an equivalent formality, sending a copy of the documents that formalize that legal business and providing detailed information on any terms and conditions established.

Five. The subconcessionaire pledges to request the Government authorization for the transfer inter vivos, at whatever title, of the ownership or any other rights on the corporate participations of the holders of corporate participations representative of the capital stock of the subconcessionaire shareholders, being such holders individuals or companies, and the capital stock of the holders of corporate participations of those that are companies, being such holders individuals or companies, and so on until the last holders of the corporate participations, being individuals or companies, when that corporate participations correspond, directly or indirectly, to 5% or more of the subconcessionaire capital stock, except companies that are listed in stock exchanges in what refers to the shares dealt there.

Six. The subconcessionaire must notify the Government as soon as possible after having knowledge of it, about the transfer mortis causa of the ownership or other rights on corporate participations of the holders of 5% or more of corporate participations representative of the capital stock of the subconcessionaire shareholders, being such holders individuals or companies, and the capital stock of the holders of 5%

or more of corporate participations of those that are companies, being such holders individuals or companies, and so on until the last holders of the corporate participations, whether individuals or companies.

Seven. The subconcessionaire pledges also to notify the Government as soon as having knowledge of it, of the encumbrance at whatever title of corporate participations representative of the capital stock of its shareholders, and corporate participations held by holders of corporate participations of that shareholders, and so on until the corporate participations of the last holders when that corporate participations correspond indirectly to 5% or more of the subconcessionaire capital stock, except the corporate participations representative of the capital stock of companies that are listed in stock exchanges in what refers to the shares dealt there.

Eight. The previous number applies also to any acts involving the assignment of the voting right or other corporate rights to another person than their holder, except the companies that are listed in stock exchanges in what refers to the shares dealt there.

Nine. The stipulated in number four applies to the transfer at whatever title of the ownership of other right on the corporate participations referred in number five with the necessary adjustments.

Ten. In case of a controlling shareholder of the subconcessionaire not wanting to continue to be the latter shareholder due to having received written instructions on that regard from an agency governing the exploitation of the games of fortune and chance or other games in casino from another jurisdiction in which is concessionaire or licensed to exploit games of fortune and chance and other games in casino, or in which is controlling shareholder of a concessionaire or licensed company to exploit games of fortune and chance and other games in casino, the Government, if considering that such written instructions arise from acts not imputable to the subconcessionaire or to the controlling shareholder in question, can authorize that controlling shareholder to transfer the ownership of the corporate participation it holds in the subconcessionaire, without prejudice of the need to obtain consent from the Government for the purchase of that participation by others.

Clause 17

Issue of shares

The subconcessionaire shall obtain the Government authorization prior to issue shares.

Clause 18

Listing in the stock exchange

One. The subconcessionaire or a company in which is a controlling shareholder cannot be listed in the stock exchange without the Government authorization.

Two. The subconcessionaire pledges also to ensure that the companies that are its controlling shareholders and whose main activity is, directly or indirectly, the execution of projects referred in the Investments Plan attached to this subconcession contract, to not request admission or are listed in the stock exchange without previously notifying the Government.

Three. The request for authorization mentioned in number one and the prior information mentioned in the previous number must be respectively formulated or made by the subconcessionaire and with all the necessary documents, without prejudice of the Government asking for additional documents, data or information.

Clause 19

Structure of the shareholding and capital stock

One. The subconcessionaire pledges to deliver annually to the Government, during December, a document stating its shareholding structure, and as well the structure of the capital stock of the companies holding 5% or more of the subconcessionaire capital stock, and also the structure of the capital stock of the companies holding 5% or more of these companies capital stock, and so on until the individuals or companies that are last shareholders, except the companies that are listed in stock exchanges in what concerns the shares dealt therein, or to present a declaration attesting that they did not have any alteration.

Two. The subconcessionaire pledges also to endeavor to obtain and deliver to the Government, together with the updating or declaration mentioned in number One, a declaration signed by each of its shareholders, and the persons mentioned in the previous number, duly certified, attesting that they hold the number of corporate participations declared and that they are nominative, together with copy of the shares that incorporate the respective corporate participations.

Clause 20

Prohibition to accumulate functions in corporate bodies

One. The subconcessionaire pledges to not appoint to the board of directors, general meeting board, statutory audit board or any other corporate body, a person holding functions in a concessionaire corporate body, another subconcessionaire or a company managing one concessionaire in what refers the exploitation of games of fortune and chance and other games in casino operating in the Special Administrative Region of Macau.

Two. The subconcessionaire pledges to notify the Government and the concessionaire, as soon as possible, the appointment of any person to hold functions in the subconcessionaire board of directors, general meeting board, statutory audit board or any other corporate body.

Three. The Government pledges to inform the subconcessionaire about the appointment of any person to hold functions in the board of directors, general meeting board, statutory audit board or any other corporate body of other concessionaires and subconcessionaires and the companies managing concessionaires in what refers the exploitation of games of fortune and chance and other games in casino operating in the Special Administrative Region of Macau.

Clause 21

Management

One. The delegation of the subconcessionaire management, including the appointment of the managing director, the scope of his powers and the period of the delegation, and as well any alteration to it, namely involving replacement, temporary or definitive, of the managing director, is subject to prior Government consent. For the effect, the subconcessionaire will send to the Government a minutes of its board of directors containing the proposal of delegation of the subconcessionaire management, including the identity of the managing director, scope of his powers and the period of the delegation, references relative of his replacement in cases of impediment, and as well any resolution relative to the replacement, temporary or definitive, of the managing director. A delegation of the subconcessionaire management has no validity until the Government authorization regarding all its elements.

Two. If the Government does not approve any or all the delegation terms mentioned in the previous number, the subconcessionaire undertakes, within fifteen days from the non-acceptance notification, to send a new minutes and, in case of the person named not being accepted, a copy of the Annex II of the Administrative Regulation number 26/2001 duly filled by the new named managing director.

Three. The subconcessionaire pledges that no mandates or powers of attorney are executed bestowing, based on a stable relation, powers of the board of directors competence to execute businesses on behalf of the subconcessionaire, excepting the powers to carry routine acts, namely with departments or public services, unless authorized by the Government.

Clause 22

Articles of association and agreements between shareholders

One. Any amendment to the subconcessionaire articles of association requires the Government approval,

Two. The project for amendment of the subconcessionaire articles of association must be sent for the Government approval with a minimal antecedence of thirty days before the date of the shareholders meeting to analyze that amendment.

Three. The subconcessionaire pledges to provide the Government with a certified copy of the document approving any alteration of its articles of association within thirty days after its execution.

Four. The subconcessionaire pledges to notify the Government of any agreements between shareholders it may be aware of. For this purpose, and without prejudice of any other measures it may or should take, the subconcessionaire shall indagate with its shareholders, fifteen days prior to any shareholders general meeting, or during a general meeting, if it was not preceded of notice, about the existence of any agreements between shareholders, namely regarding the exercise of voting rights or other corporate rights, and inform the Government about the results of that measures.

Five. The Government shall notify the subconcessionaire within sixty days if approves the alteration of its articles of association and as well its agreements between shareholders.

Clause 23

Duty of information

One. Without prejudice of any other duties of information established for the concessionaires under the concessions regime mentioned in Clause 6, the subconcessionaire pledges to: -

1) Notify the Government, as soon as possible, of any information that might affect its proper operation, such as those related with its liquidity and solvency, the existence of any legal proceedings against itself or any of its directors, shareholders holding 5% or more of its capital stock and executive staffs with relevant functions in the casinos, any act or fact committed in its casinos and other gambling areas constituting a crime or administrative breach of which has knowledge and any harmful attitude against the subconcessionaire or members of its corporate bodies by a director or worker of the Civil Service of the Special Administrative Region of Macau, including Security Forces officers;

2) Notify the Government as soon as possible of all and any events that might harm, hinder, make excessively onerous or excessively difficult the punctual and cabal execution of any obligation arising from this subconcession contract, or might cause the subconcession extinction, in the terms stipulated in Chapter XIX;

3) Notify the Government as soon as possible about any of the following facts or occurrences: -

1. Remunerations fixed or eventual, periodical or extraordinary, paid to the directors of the Concessionaire, investors and executive employees with relevant positions in the casino, being received as salaries, remunerations, honoraries or others, and as well eventual mechanisms of participations on its profits;

2. Benefits existent or to be created, including distribution of profits;

3. Management and provision of services contracts existent or proposed by the subconcessionaire.

4) To send to the Government, as soon as possible, certified copies of: -

1. The contracts or other documents titling or describing any remuneration mentioned in number 1 of the previous paragraph;

2. The contracts or other documents titling or describing any benefits or distribution of profits, existent or to be created.

3. The management and provision of services contracts existent or proposed by the subconcessionaire

5) Inform the Government, as soon as possible, of any imminent or foreseeable major alteration in its economic and financial situation, and as well in the economic and financial situation of: -

1. Its controlling shareholders;

2. Any entities closely associated with the subconcessionaire, namely those that assumed or guaranteed the financing of the investments or obligations the subconcessionaire is contractually bound to realize or assume; and

3. The shareholders holding 5% or more of its capital stock that assumed or guaranteed the financing of the investments or obligations the subconcessionaire is contractually bound to realize or assume.

6) To inform the Government as soon as possible, when the annual average of the business volume with a third party reaches or exceeds MOP$250,000,000.00 (two hundred and fifty million Patacas).

7) To present annually to DICJ, during January, a document stating all its bank accounts and respective balances.

8) To present, at its soonest, supplementary or additional information as required by the Government.

9) To provide the DICJ and the Finances Department, hereinafter DSF, as soon as possible, the data and information necessary for the cabal execution of their functions.

Two. The Government can determinate that the obligations contemplated in paragraphs 3) and 4) of the previous number be annual,

CHAPTER IV

Management Company

Clause 24

Duty of communication

One. The subconcessionaire pledges to notify the Government, with a minimal antecedence of ninety days, about its intention to contract with a management company not related with the exploitation of games of fortune and chance and other games in casino.

Two. For the effects of the previous number, the subconcessionaire pledges to send to the Government a certified copy of the management company articles of association or an equivalent document and the draft of the respective management contract.

Three. The subconcessionaire pledges before the Special Administrative Region of Macau to not execute a contract in which another entity assumes management powers relatively to the subconcessionaire for the exploitation of the games of fortune and chance and other games in casino.

Four. The breach of the stipulated in the previous number, and without prejudice of other applicable sanctions or penalties, incurs the payment to the Special Administrative Region of Macau of a penal clause in the amount of MOP$500,000,000.00 (five hundred million Patacas).

CHAPTER V

Idoneity

Clause 25

Subconcessionaire idoneity

One. The subconcessionaire pledges to remain idoneous during the subconcession validity, under the legal terms.

Two. For the effects of the previous number, the Government, under the legal terms, subjects the subconcessionaire to a continuous and permanent monitoring and supervision.

Three. The subconcessionaire pledges to burden, at its soonest, the costs occurred, with its idoneity checking processes; for the effect, DCIJ will issue a document stating such costs, that will be their sufficient evidence.

Clause 26

Subconcessionaire shareholders, directors and executive staffs idoneity

One. The subconcessionaire shareholders holding 5% or more of its capital stock, its directors and executive staffs with relevant positions in the casino must remain idoneous during the subconcession validity, under the legal terms.

Two. For effects of the previous number, the subconcessionaire shareholders holding 5% or more of its capital stock, its directors and executive staffs with relevant positions in the casino are subjected to a Government continuous and permanent monitoring and supervision, under the legal terms.

Three. The subconcessionaire pledges to ensure that the shareholders holding 5% or more of its capital stock, its directors and executive staffs with relevant positions in the casino remain idoneous during the validity of the subconcession, being fully aware that their idoneity reflects in its own idoneity.

Four. The subconcessionaire pledges to demand that the shareholders holding 5% or more of its capital stock, its directors and executive staffs with relevant positions in the casino notify the Government, as soon as they have knowledge of it, of all and any fact that might be relevant to the subconcessionaire or theirs idoneity.

Five. For the effects of the previous number, the subconcessionaire pledges to ask bi-annually its shareholders holding 5% or move of its capital stock, its directors and executive staffs with relevant positions in the casino if they have any knowledge of any fact that might be relevant to the subconcessionaire or theirs idoneity, without prejudice of the subconcessionaire, having knowledge of any relevant fact, informing the Government at its soonest.

Six. The subconcessionaire pledges to inform the Government as soon as it comes to its knowledge of all and any fact that might be relevant to the idoneity of the shareholders holding 5% or more of its capital stock, its directors and executive staffs with relevant positions in the casino.

Seven. The ruling of number three of the previous clause applies to the processes of checking the idoneity of the shareholders holding 5% or more of its capital stock, its directors and executive staffs with relevant positions in the casino.

Clause 27

Special duty of cooperation

Without prejudice of the general duty of cooperation stipulated in Clause 67, the subconcessionaire pledges to provide the Government with any document, information or data the Government considers necessary to verify whether its idoneity still holds.

Clause 28

Special duty of notification

One. The subconcessionaire pledges to notify the Government, as soon as it becomes aware of it, about the termination of a license or concession for the exploitation of games of fortune and chance or other games in casino in any other jurisdiction of any shareholder holding 5% or more of the its capital stock.

Two. The subconcessionaire pledges to notify the Government as soon as it becomes aware of any investigation related with a fact allowing any agency regulating the exploitation of games of fortune and chance and other games in casino activity in another jurisdiction to punish, interrupt or in any other way affect the license or concession for the exploitation of games of fortune and chance and other games in casino that any shareholder holding 5% or more of its capital stock has in that jurisdiction.

CHAPTER VI

Financial Capacity and Financing

Clause 29

The subconcessionaire financial capacity

One. The subconcessionaire pledges to maintain financial capacity to operate the subconcession, and as well to punctually and fully fulfill the obligations relative to any aspect of its activity, the investments and obligations to which is contractually bound or assumed under the terms of this subconcession contract, in special the Investments Plan attached to this subconcession contract.

Two. For the effects of the previous number, the Government, under the legal terms, subjects the subconcessionaire and the shareholders holding 5% or more of its capital stock to a continuous and permanent monitoring and supervision.

Three. The subconcessionaire pledges to burden, at its soonest, the costs occurred with the processes for checking its own and the shareholders holding 5% or more of its capital stock financial capacity; for the effect, DCIJ will issue a document stating such costs, that will be their sufficient evidence,

Clause 30

Loans and similar contracts

One. The subconcessionaire pledges to inform the Government of any loan or similar contract executed with a third party and amounting to more than MOP$30,000,000.00 (thirty million Patacas).

Two. The subconcessionaire pledges to not grant any loan or execute a similar contract with its directors, shareholders or executive staffs with relevant position in its casino, unless approved by the Government.

Three. The subconcessionaire pledges to not execute any contract with a commercial entrepreneur by which he could assume management or intervention powers in the subconcessionaire management, namely through step in rights, unless approved by the Government.

Clause 31

Assumption of risks

One. The subconcessionaire expressly assumes all the obligation and the integral and exclusive responsibility for all risks inherent to the subconcession in what concerns its financial capacity and its financing, without prejudice of the provisions of Clause 40.

Two. The Special Administrative Region of Macau is not subjected to any obligation, nor assumes any responsibility or risk, in what concerns the subconcessionaire financing.

Clause 32

Securing of financing

One. The subconcessionaire pledges to secure the financing necessary to the punctual and cabal compliance of the obligations relative to any aspect of its activity, the investments and obligations to which is contractually bound to execute or has assumed under the terms of this snbconcession contract, specially the Investments Plan attached to this subconcession contract.

Two. Are not opposable to the Special Administrative Region of Macau any exceptions or means of defense resulting from the contractual relations established by the subconcessionaire with third parties, including financing entities and shareholders of the subconcessionaire, in order to secure the financing mentioned in the previous number.

Clause 33

Reserve funds

The subconcessionaire pledges to maintain the reserve funds required by law.

Clause 34

Special duty of cooperation

One. Without prejudice of the general duty of cooperation foreseen in Clause 67, the subconcessionaire pledges to make immediately available to Government any document, information or data the Government may consider necessary to verify if the adequate financial capacity is maintained.

Two. The subconcessionaire pledges to notify the Government, as soon as possible, about any loans, mortgages, declarations of debt, guaranties or any obligation contracted or to be contracted for financing any aspect of its activity, in an amount equal or higher than MOP$8,000,000.00 (eight million Patacas).

Three. The subconcessionaire pledges to send to the Government as soon as possible, certified copies of any documents relative to any loans, mortgages, declarations of debt, guaranties or any obligation contracted or to be contracted for financing any aspect of its activity.

Four. The subconcessionaire pledges to obtain and present to the Government a declaration signed by each of its controlling shareholders, including the last controlling shareholder, accepting to subject to this special duty of cooperation, and undertake to present any documents and to provide any information, data, authorizations or evidence that for the purpose are requested.

CHAPTER VII

Investments Plan

Clause 35

Investments Plan

One. The subconcessionaire pledges to execute the Investments Plan attached to this subconcession contract under the terms stipulated therein.

Two. The subconcessionaire pledges namely: -

1) To use, in all projects, skilled labor;

2) To give preference, in the contracting of companies and workers to execute the projects listed in the Investments Plan attached to this subconcession contract, to those that operate their business permanently or reside in the Special Administrative Region of Macau;

3) To observe in the preparation of the projects of the works relative to the projects specified in the Investments Plan attached to this subconcession contract, the norms and technical regulations in force in the Special Administrative Region of Macau, namely the Foundations Regulations approved by the Law-Decree number 47/96/M of August 26 and the Buildings and Bridges Structures Safety and Actions Regulation, approved by the Law-Decree number 56/96/M of September 16, and as well governmental departments specifications and homologation documents and the instructions of manufacturers or patent holding entities;

4) To attach to the projects referred in the Investments Plan attached to this subconcession contract sent for approval to Direcção dos Serviços de Solos, Obras Publicas e Trasportes [Land, Public Works and Transport Department], hereinafter designated DSSOPT, a quality control manual compiled by an entity technically qualified in identical and similar works, whose technical competency is recognized and approved by this Department, with a works plan and respective financial and execution chronograms, with samples of the most significant materials and the curriculums of the persons responsible for each specialty, besides other documents stipulated in the legislation in force, namely the Law-Decree number 79/85/M, of August 21; in case of non-presentation or if the quality control manual presented is non-approved, the subconcessionaire pledges to abide by the quality control manual meanwhile complied by a specialized entity designated by DSSOPT;

5) To execute the works in strictly compliance with the projects approved, according to the legal and regulatory provisions in force and conforming to standards internationally recognized in works and supplies of the same type, and as well according to the trade regulations;

6) To observe the construction and opening to the public deadlines for the projects described in the Investments Plan attached to this subconcession contract;

7) To use in the execution of the projects described in the Investments Plan attached to this subconcession contract, materials, systems and equipment certified and approved by renowned entities and according to international standards, generally recognized as having high international quality;

8) To maintain the quality of all projects described in the Investments Plan attached to this subconcession contact, according to high standards of international quality;

9) To ensure that the commercial businesses included in its enterprises present high standards of international quality;

10) To maintain a modern, efficient and high quality management in accordance with high standards of international quality;

11) To notify the Government, as soon as possible, of all and any situation altering or that might alter in a relevant way, either during its enterprises construction phase, or in the phase of exploitation of any aspect of its activity, the normal progress of the works, and as well the occurrence of structural or other anomalies in its enterprises, with a detailed and grounded report of that situations, integrating eventually the contribution of entities alien to the subconcessionaire and of recognized competence and reputation, with the indication of the measures taken or to be implemented to overcome that situations.

Three. The subconcessionaire is liable before the Special Administrative Region of Macau and others for any losses resulting from deficiencies, errors or serious omissions in the design and dimensioning of the project, in the execution of construction works and in the maintenance of constructions subjacent to the Investments Plan attached to this subconcession contract, for which is imputable.

Four. The Government can authorize that the periods mentioned in paragraph 6) of the number Two be altered with no need to revise this subconcession contract.

Five. The Government pledges to enable the subconcessionaire to execute, directly or indirectly, under the legal terms, the projects described in the Investments Plan attached to this subconcession contract.

Clause 36

Alterations to the projects listed in the Investments Plan

One. In the execution of the Investments Plan attached to this subconcession contract, the Government can demand any documents or impose alterations relatively to the execution of the projects listed therein to guarantee the fulfillment of the norms and technical regulations in force and the level of quality standards demanded.

Two. The Government shall not impose any alterations to the referred projects resulting in an increase of the global amount referred in Clause 39.

Clause 37

Supervision

One. The Government, namely through DSSOPT, shall follow and supervise the execution of the works, specifically the accomplishment of the work plan and the materials, systems and equipment quality, according to the legislation applicable in function of the Investments Plan attached to this subconcession contract.

Two. DSSOPT will inform the subconcessionaire the appointment of representatives to follow up and supervise the works execution; if more than one representative will be responsible for such work, one of them will be appointed as the leader.

Three. For the effects of number one, the subconcessionaire pledges to present detailed monthly reports on the evolution of the Investments Plan attached to this subconcession contract on a monthly basis. These monthly reports shall specify at least -

1) The most relevant events, staffs numbers, materials, systems and equipment quantities involved;

2) The evolution of the works relative to the works plan (progress control);

3) Updating of the financial and execution chronograms;

4) The need of projects, supplies, means to be used, materials, systems and equipment;

5) Major measures taken to ensure the implementation of work plan;

6) Actions to be taken to correct deviations.

Four. The subconcessionaire pledges to present written and detailed extraordinary reports, whenever necessary, namely when the normal progress of the works relative to the execution of the Investments Plan attached to this subconcession contract is jeopardized.

Five. The subconcessionaire pledges to provide, at the Government request, and within the period stipulated, any documents, namely texts and drawings relative to the Investments Plan attached to this subconcession contract.

Six. The subconcessionaire pledges also to provide all clarifications and information requested in order to complement all the documents mentioned in the previous number.

Seven. Whenever the Government has doubts concerning the works quality, it can demand the execution of any tests besides those contemplated by the subconcessionaire, consulting the subconcessionaire, if necessary, on the decision rules to be adopted.

Eight. The subconcessionaire shall burden the costs of the tests mentioned in the previous number and with the repair of the deficiencies found.

Nine. The Government, namely through DSSPT, can address orders, notices and notifications related with the works execution technical aspects, directly to the project technical director.

Ten. The project technical director shall follow the works with assiduity and be at the site whenever being requested.

Eleven. Under the terms of the law, the Government, namely through DSSPOT, can halt and stop the execution of the works whenever exist discrepancy with the projects approved or breach of the applicable legal, regulatory or contractual norms or provisions.

Twelve. The powers to supervise the compliance of the obligations arising from this subconcession contract do not involve any liability of the Special Administrative Region of Macau for the execution of the construction works, being exclusive responsibility of the subconcessionaire all the imperfections or defects of the design, execution or running of the referred works, except those resulting from decisions taken by the Government.

Clause 38

Contracting and subcontracting

The contracting and subcontracting of others does not exempt the subconcessionaire from its legal or contractual obligations.

Clause 39

Application of the Investments Plan remaining funds

If after conclusion of the Investments Plan attached to this subconcession contract, the total amount of disbursements by the subconcessionaire directly, or indirectly against the Government authorization, will be less than the global amount of MOP 4,000,000,000,00 (four billion Patacas), the subconcessionaire pledges to spend the remaining funds in projects correlative to its activity, to be named by the subconcessionaire and accepted by the Government, or in projects of relevant public interest for the Special Administrative Region of Macau, to be indicated by the Government.

Clause 40

Insurance

One. The subconcessionaire pledges to execute and maintain updated insurance contracts necessary to guarantee an effective and complete cover of the risks inherent to the development of the activities integrated in the subconcession, being those insurances underwritten with insurance companies authorized to operate in the Special Administrative Region of Macau or, with the Government authorization, with insurance companies from abroad, when the insurance proves to be unviable or too onerous to the subconcessionaire.

Two. The subconcessionaire must, namely, ensure the existence and maintenance in force of the following insurance contracts: -

1) Labor accidents and occupational diseases insurance for its workers;

2) Civil liability insurance for all its vehicles;

3) Civil liability insurance for its vessels, airplanes or other aircraft apparatus or when using them under leasing;

4) Civil liability insurance for installation of advertising materials;

5) General civil liability insurance related with the exploitation of games of fortune and chance or other games in casino in the Special Administrative Region of

Macau, and as well the development of other activities integrated in the subconcession and not covered by another insurance contract;

6) Insurance against damage in buildings, furniture, equipment and other properties used in the subconcession activities;

7) Construction insurance (all risks, including civil liability) relatively to the execution of any works or in buildings for the subconcessionaire activities.

Three. The insurance mentioned in paragraph 6) of the previous number is multi-risks, covering, at least, the following: -

1) Fire, lightning or explosion (whatever its nature);

2) Pipes bursting, leakage or overflow of tanks, boilers, canalizations, cisterns, lavatories or water transport apparatus;

3) Floods, typhoons, tropical storms, volcano eruptions, earthquake or other natural disasters;

4) Airplanes or other aircraft apparatus crash or collision, or drop or jettison of objects from them;

5) Vehicles collision;

6) Theft or robbery;

7) Strikes, robberies, riots, public order disturbances or other events of similar nature.

Four. The capital or minimum limit for the insurances referred in number two is as follows: -

1) In accordance with the legislation in force for the insurances contemplated in paragraphs 1) to 4);

2) In an amount to be stipulated by the Government for the insurance contemplated in paragraph 5), bearing in mind, among other parameters, the volume of business of the activities integrated in the subconcession license and the accidents rate of the previous year;

3) Equal to the net value of the properties contemplated in paragraph 6), being considered as net value the gross value minus the accumulated depreciation;

4) The value of the works for the insurance contemplated in paragraph 7).

Five. The subconcessionaire pledges also to ensure that the entities with who contracts cover labor accidents and occupational diseases.

Six. The subconcessionaire must provide the Government with evidence of the insurance policies existence and validity, sending it their copies, at the time of their execution or whenever there is a renewal.

Seven. The subconcessionaire pledges to not start any works without sending first the copies mentioned in the previous number to the Government.

Eight. Unless approved by the Government, the subconcessionaire can not cancel, interrupt, alter or replace any insurance contracts, except for a mere change of the insurer, and in this case the subconcessionaire will notify this fact as soon as possible to the Government.

Nine. The Government can use the guarantee to fulfill the legal or contractual obligations of the subconcessionaire, if the subconcessionaire fails to pay the insurance premiums.

Ten. The insurances the subconcessionaire is bound to contract under the terms of the concession contract executed between the Special Administrative Region of Macau and the concessionaire do not include nor replace the ones foreseen in this clause.

CHAPTER VIII

Property

Clause 41

Special Administrative Region of Macau property

One, The subconcessionaire pledges to ensure the maintenance or replacement, according to DICJ instructions, of the Special Administrative Region of Macau property that may be affected to the subconcession exploitation through the temporary transfer of its usufruct, fruition and use.

Two. The subconcessionaire pledges to ensure the maintenance of the land, soils or natural resources for whose management the Government is responsible, in the terms of article n° 7 of the Special Administrative Region of Macau Basic Law, that were or will be affected to the subconcession exploitation, either by lease or by concession.

Clause 42

Other property

One. The casinos, and as well the equipment and implements affected to the games, shall be compulsorily located in the subconcessionaire buildings, and no onus or encumbrances shall be imposed on the casinos, equipment and implements, except with the Government approval.

Two. Notwithstanding the approval referred in the previous paragraph, the subconcessionaire pledges that upon expiration of the subconcession, the casinos, and as well the equipment and implements affected to the casinos, even if outside their premises, are free of any onus or encumbrances.

Three. Unless authorized by the Government, the casinos cannot be located in properties whose use and fruition are titled by lease contracts, independently of their nature, or any other type of contract that does not attribute the subconcessionaire full ownership, even if atypical; the referred authorization can, namely, impose as condition, in order to allow the reversion of the casinos to the Special Administrative Region of Macau, that the subconcessionaire purchases the properties where the casinos are located until one hundred eighty days before the date foreseen in number one of the Clause 43, unless when the subconcession expires before that date, then the purchase must be made as soon as possible.

Four. Once authorized, the subconcessionaire pledges to send to the Government copies of the contracts mentioned in the previous number, and as well copies of all the alterations and amendments, even with retroactive effects.

Five. The subconcessionaire pledges to locate all its casinos in buildings or buildings complexes, even if an economical and functional property, under the independent units system, for the casinos to be integrated in one or more independent units, being those areas perfectly identified and defined.

Six. For the effects of the previous number, the subconcessionaire pledges, as soon as possible, to present to the Government a certificate of the property registration, describing all its independent units, together with a floor plan where the respective areas are identified and defined.

Seven, The subconcessionaire is bound to register any alteration to the independent units ownership, and shall send, as soon as possible, to the Government and through DSSOPT, the respective certificate of the properly registration.

Eight. The Concessionaire pledges also to submit for the Government approval, the condominiums regulation concerning the independent units ownership.

Clause 43

Reversion of the casinos, equipment and implements affected to the games

One. For the effects of this subconcession contract, on 31st March in the year two thousand twenty, except when the subconcession expires before that date, the subconcessionaire casinos, and likewise the equipment and implements affected to the games, even if located outside their premises, will revert gratuitously and automatically to the Special Administrative Region of Macau, pledging the subconcessionaire to deliver them in perfect condition and operation, without prejudice of their normal wear and tear from the use, and free from any onus or encumbrance.

Two. The subconcessionaire pledges to immediately deliver the property mentioned in the previous number.

Three. Should the subconcessionaire fail to deliver the property mentioned in number one, the Government will take immediate administrative possession of the property, being the respective expenses burdened on account of the guarantee for compliance of the subconcessionaire legal or contractual obligations.

Four. On the date mentioned in number one, the Government will survey the property mentioned in Clauses 41, and 42, which representatives of the subconcessionaire can attend, to check the conservation and maintenance conditions of that property, being drawn a survey report.

Five. Upon dissolution or liquidation of the subconcessionaire, the respective corporate properties division shall not be carried out unless the Government attests, through the compulsory inventory mentioned in the next clause, that the properties object of reversion are in good conservation and operation conditions, or without being secured, by means of any guarantee accepted by the Government, the payment of any sums due to the Special Administrative Region of Macau, as compensation or any other title.

Six. The provisions of the last part of number one does not hinder the normal renewal of the equipment and implements affected to the games.

Clause 44

Inventory of the assets affected to the sub concession

One. The subconcessionaire pledges to prepare in triplicate and maintain updated the inventory of all properties and rights belonging to the Special Administrative Region of Macau and affected to the subconcession, and as well all properties revertible to the Special Administrative Region of Macau, doing for the effect, until the 31st day of May of each year, the updating of the maps showing the alterations occurred and sending them to DICJ and DSF.

Two. In the last year of the subconcession, the inventory aforementioned will be done, compulsorily, sixty days before its term.

Three. In the other cases of the subconcession extinction, the inventory mentioned in number one will be done on a date to be stipulated by the Government.

Clause 45

Improvements

Any improvements made, at whatever title, in the properties mentioned in Clause 41, and as well in properties revertible to the Special Administrative Region of Macau, do not entitle the subconcessionaire and/or the concessionaire to any compensation or indemnification and do not need to be removed.

Clause 46

Concession of land to be used by the subconcessionaire

One. The concession system for land to be used by the subconcessionaire, namely for the subconcession. exploitation, is stipulated in the respective land concession contract.

Two. The land concession contract to be executed between the Government and the subconcessionaire is governed by the provisions of this subconcession contract, in the applicable part.

CHAPTER IX

Premium

Clause 47

Premium

One. The subconcessionaire pledges to pay an annual premium to the Special Administrative Region of Macau while the subconcession is in force, as consideration for the exploitation of the games of fortune and chance or other games in casino.

Two. The amount of the annual premium payable by the subconcessionaire is formed by a fixed part and a variable part.

Three. The amount relative to the fixed part of the annual premium payable by the subconcessionaire is MOP30,000,000.00 (thirty million Patacas) per year.

Four. The amount relative to the variable part of the annual premium payable by the subconcessionaire will be calculated based on the number of the tables and electrical or mechanical machines, including the slot machines, operated by the subconcessionaire.

Five. For effects of the previous number provisions: -

1) The subconcessionaire will pay MOP300,000.00 (three hundred thousand Patacas) per year and per each table reserved to certain games and gamblers, namely operated in a special room or area;

2) The subconcessionaire will pay MOP150,000.00 (one hundred fifty thousand Patacas) per year and per each table non reserved to certain games and gamblers;

3) The subconcessionaire will pay MOP1,000.00 (one thousand Patacas) per year and per each electrical or mechanical gambling machine, including slot machines.

Six. Independently of the number of tables the subconcessionaire operates at any time, the amount relative to the variable part of the premium shall not be less than the sum originated by the permanent operation of 100 (one hundred) tables reserved to certain games or gamblers, namely operated in special gambling rooms or areas, and 100 (one hundred) tables non reserved to certain games and gamblers.

Seven. The subconcessionaire pledges to pay the amount relative to the fixed part of the annual premium until the tenth day of January of the respective year, and the Government can stipulate that the payment be made in monthly installments.

Eight. The Concessionaire pledges to pay monthly, until the tenth day of the following month, the amount relative to the variable part of the annual premium concerning the tables and electric or mechanical gambling machines, including slot machines, it operated during the previous month.

Nine. For the computation of the amount relative to the variable part of the annual premium referred in the previous number, is taken into account the number of days that, in the month in question, each table and each electric or mechanical gambling machine, including slot machines, was operated by the subconcessionaire.

Ten. The payment of the annual premium is settled by presentation of the respective payment form at the Special Administrative Region of Macau Finances Department Treasury.

CHAPTER X

Contributions

Clause 48

Contributions to a public foundation

One. The subconcessionaire pledges to pay the Special Administrative Region of Macau a contribution in an amount corresponding to 1.6% (one point six percent) of the gambling gross revenue that will be made available to a public foundation whose purposes are the promotion, study and development of cultural, social, economic, educative, scientific, academic and philanthropic actions to be indicated by the Government.

Two. The subconcessionaire pays the contribution mentioned in the previous number monthly until the tenth day of the following month by presentation of the respective payment form at the Special Administrative Region of Macau Finances Department Treasury.

Three. The contribution mentioned in number one will be object of its own budgetary inscription by the Special Administrative Region of Macau.

Clause 49

Contribution to the urban development, tourism promotion

and social security

One. The subconcessionaire pledges to pay the Special Administrative Region of Macau a contribution in an amount corresponding to 2.4% (two point four percent) of the gambling gross revenue for the urban development, tourism promotion and social security of the Special Administrative Region of Macau.

Two. The contribution mentioned in the previous number is paid monthly until the tenth day of the following month by presentation of the respective payment form at the Special Administrative Region of Macau Finances Department Treasury.

Three. The contribution mentioned in number one will be object of its own budgetary inscription by the Special Administrative Region of Macau.

Four. The Government can nominate one or more projects or one or more entities as beneficiaries of part of the sums paid.

Five. The Government and the subconcessionaire can, up to the maximum amount of 1.2% (one point two percent) of the gambling gross revenue, agree on one or more projects or one or more entities for awarding these sums, in which case the subconcessionaire can award them directly, being the contribution mentioned in number one to be paid at the Special Administrative Region of Macau Finances Department Treasury correspondently reduced.

CHAPTER XI

Taxation and submission of documents

Clause 50

Special tax on gambling

One. The subconcessionaire pledges to pay the Special Administrative Region of Macau the special tax on gambling lawfully stipulated, that will be paid in twelfths, settling it monthly with the Government until the tenth day of the following month.

Two. The payment of the special tax on gambling can be made in Patacas or in a currency accepted by the Government.

Three. The payment of the special tax on gambling in Patacas is made directly to the public treasury coffers of the Special Administrative Region of Macau.

Four. The payment of the special tax on gambling in a currency accepted by the Government is made through the delivery of the respective currency to the Monetary Authority of Macau, that will made available the correspondent amount in Patacas to the public treasury coffers of the Special Administrative Region of Macau.

Clause 51

Taxation at source

One. The subconcessionaire pledges to deduct at source, at definitive title, the tax lawfully stipulated on the commissions or other remunerations paid to junkets, handing the respective amounts monthly, until the tenth day of the following month, to the Treasury of the Finances Department of the Special Administrative Region of Macau.

Two. The subconcessionaire pledges to deduct at source, at definitive title, the professional tax lawfully stipulated relative to its staffs, handing the respective amounts to the Treasury of the Finances Department of the Special Administrative Region of Macau, under the legal terms.

Clause 52

Payment of other taxes, contributions, duties or emoluments due

The subconcessionaire pledges to pay other taxes, contributions, duties or emoluments due and stipulated in the legislation of the Special Administrative Region of Macau and from which payment is not exempted.

Clause 53

Document corroborative of the inexistence of debts to the Public Treasury of the Special Administrative Region of Macau

One. The subconcessionaire pledges to present yearly to the Government, until March 31, a certificate relative to the previous year and issued by DSF, attesting the subconcessionaire is not in debt with the Public Treasury of the Special Administrative Region of Macau in respect of any taxes and duties, fines or accrued, being considered incorporated in this concept the compensatory interests and interests on arrears and the 3% of debts.

Two. The subconcessionaire pledges as well to present annually to the Government a document stating the fiscal situation, relative to the previous year, of its managing director, members of its corporate bodies and its shareholders holding 5% or more of its capital stock.

Clause 54

Document corroborative of the inexistence of debts to the Social Security of the Special Administrative Region of Macau

The subconcessionaire pledges to present annually to the Government, until March 31, a document issued by the Social Security Fund of the Special Administrative Region of Macau attesting the subconcessionaire has its situation with the Social Security of the Special Administrative Region of Macau in order.

Clause 55

Provision of information

One. The subconcessionaire pledges to send quarterly to the Government, until the last day of the month following the trimester in question, its balance sheet of the previous trimester, except the one relative to the last quarter of each year, which is sent until the last day of February of the following year.

Two. The subconcessionaire pledges also to send to the Government, until thirty days prior to the annual general meeting for approval of accounts, the following data: -

1) The accounting and statistical maps referent to the previous year;

2) The full names, in all their possible versions, of the persons that during that year were members of the board of directors and statutory audit board, the appointed attorneys, and as well the chief accountant; and

3) A copy of the board of directors’ report and accounts, together with the statutory audit board and external auditors opinions,

Clause 56

Accounting and internal control

One. The subconcessionaire pledges to have its own accounting system, well organized administratively and with an appropriate internal control and to comply with the directives issued by the Government in this regard, namely through DICJ or DFS.

Two. The subconcessionaire shall adopt in the compilation and presentation of the accounts only the criteria of the Accounting Official Plan in force in the Special

Administrative Region of Macau, without prejudice of the Chief Executive, by proposal of the DICJ director or the DSF director, order the existence of certain books, documents or other accounting data, and as well determinate the criteria to be adopted by the subconcessionaire in the accounting of its operations and the observance of special norms in its compilation and presentation.

Clause 57

Annual accounts external auditing

The subconcessionaire pledges to hold annually an auditing of its accounts, by an external independent entity of renowned international reputation, previously accepted by DICJ and DSF, providing in advance all the documents necessary, namely those referred in article 34 of the Law number 16/2001.

Clause 58

Extraordinary auditing

The subconcessionaire pledges at any time, with or without previous notice, to subject to extraordinary auditing, by an external independent entity of renowned international reputation or any other entity, whenever DICJ or DSF deem necessary or convenient.

Clause 59

Compulsory publications

One. The subconcessionaire pledges, in relation to the previous year, closed on thirty first December, to publish annually, until April 30, in the Official Gazette of the Special Administrative Region of Macau and in two of the newspapers with biggest circulation in the Special Administrative Region of Macau, being one in Chinese and another in Portuguese, the following data: -

1) Balance, profit and loss account and annex;

2) Synthesis of the activity report;

3) Opinion of the statutory audit board;

4) Synthesis of the external auditors opinion;

5) List of the shareholders, holding 5% or more of its capital stock, in any period of the year, stating the respective percentage; and

6) Names of its corporate bodies members.

Two. The subconcessionaire pledges to send to the Government copies of all data mentioned in the previous number, and any other data for publication required by the concessions regime mentioned in Clause 60, with the minimal antecedence of ten days prior to the publication date.

Three. The concessionaire and the subconcessianaire pledge to publish conjunctly the data mentioned in number one.

Clause 60

Special duty of cooperation

Without prejudice of the general duty of cooperation stipulated in Clause 67, the subconcessionaire pledges to cooperate with the Government, namely the DICJ and DSF, to provide data and information required for the analysis or checking of its accounting, the execution of extraordinary auditing, and in general, the duties stipulated in the concessions regime referred in Clause 60.

CHAPTER XII

Guarantees

Clause 61

Surety to guarantee the fulfillment of the subconcessionaire legal or contractual obligations

One. The surety to guarantee the fulfillment of the subconcessionaire legal or contractual obligations can be provided in any of the ways lawfully stipulated, as long as accepted by the Government.

Two. The subconcessionaire pledges to keep an autonomous first demand guarantee in favor of the Government, issued by Banco Nacional Ultramarino, S. A., to guarantee: -

1) The exact and punctual compliance of the legal or contractual obligations to which the subconcessionaire is bound;

2) The exact and punctual payment of the premium to which the subconcessionaire is bound before the Special Administrative Region of Macau and foreseen on Clause 47;

3) The payment of fines or other pecuniary penalties that might be mulcted to the subconcessionaire due to a legal provision or clause of this subconcession contract;

4) The payment of any indemnification arising from contractual liability for the emergent losses and cessant profits resulting from the total or partial noncompliance of the obligations to which the subconcessionaire is bound in this subconcession contract.

Three. The subconcessionaire pledges to keep in favor of the Government the autonomous first demand guarantee referred in the previous number with the maximum value of MOP500,000,000.00 (five hundred million Patacas) since the execution of this subconcession contract till the twentieth day of April of the year two thousand ten and with the maximum value of MOP300,000,000.00 (three hundred million Patacas) since the twentieth day of April of the year two thousand ten till one hundred eighty (180) days after the final term of the subconcession, foreseen in Clause 8.

Four. The subconcessionaire pledges to take all measures and comply with all obligations necessary to maintain valid the autonomous bank guarantee mentioned in number two.

Five. The Government shall use the autonomous bank guarantee mentioned in number two, independently of previous judicial decision, whenever the subconcessionaire fails to comply with any of the legal or contractual obligations to which is bound, doesn’t settle exactly and punctually the payment of the premiums to which is bound, doesn’t pay or contest within the legal time the fines or other pecuniary penalties it has been mulcted by reason of legal provision or clause of this subconcession contract; the Government shall also use the autonomous bank guarantee mentioned in number two for any compensation arisen from contractual liability for the emergent losses and cessant profits resulting from the total or partial noncompliance of the obligations to which the subconcessionaire is bound in this subconcession contract

Six. Whenever the Government uses the autonomous bank guarantee mentioned in number two, the subconcessionaire is bound, within fifteen days from being informed of that use, to take all the necessary measures to restore the full effect of the surety.

Seven. The autonomous bank guarantee mentioned in number two can only be revoked upon Government approval.

Eight. The Government can authorize the amendment of the terms or conditions referred in numbers 3 to 6, and as well authorize the replacement of the autonomous bank guarantee mentioned in number 2 by any other lawful form foreseen to provide the surety to guarantee the compliance of the subconcessionaire legal or contractual obligations.

Nine. The costs with the issue, maintenance and cancellation of the surety to guarantee the compliance of the subconcessionaire legal or contractual obligations are fully burdened by the subconcessionaire.

Clause 62

Specific bank guarantee to secure the payment of the special tax on gambling

One. The subconcessionaire pledges to present, whenever required by the Government, if there are justified fears that the subconcessionaire would not pay the probable monthly sums of the special tax on gambling, in the period and in the terms, conditions and amount to be stipulated by the Government, a first demand autonomous bank guarantee in favor of the Government and to guarantee the payment of that amounts.

Two. The terms and conditions of the autonomous bank guarantee mentioned in the previous number cannot be altered without the Government authorization, pledging the subconcessionaire to fulfill any obligations deriving or that might derive from maintaining valid that guarantee, in the exact terms in which was executed.

Three. The Government can use the autonomous bank guarantee mentioned in number one, independently of previous judicial decision, whenever the subconcessionaire fails to pay the special tax on gambling due to the Special Administrative Region of Macau in the terms of the law and this subconcession contract.

Four. Whenever the Government uses the autonomous bank guarantee mentioned in number one, the subconcessionaire is bound, within fifteen days from being informed of that use, to take all the necessary measures to restore the full effect of the surety.

Five. The subconcessionaire can only revoke the autonomous bank guarantee mentioned in number one after elapsing one hundred eighty days from the extinction of the subconcessionaire and upon Government approval.

Six. The costs with the issue, maintenance and cancellation of the autonomous bank guarantee mentioned in number one are fully burdened by the subconcessionaire.

Clause 63

Guarantee provided by a controlling shareholder

or shareholders of the subconcessionaire

One. The Government can demand one controlling shareholder of the subconcessionaire to provide a guarantee acceptable by the Government, relative to the compliance of the commitments and obligations assumed by the subconcessionaire; if there is no controlling shareholder, the Government can demand that the subconcessionaire shareholders provide the guarantee.

Two. The guarantee mentioned in the previous number can be demanded, namely if there are justified fears that the subconcessionaire is not able to fulfill the legal and contractual obligations to which is bound.

Three. The guarantee mentioned in number one can be provided by a deposit in cash, a bank guarantee, a surety insurance or any other form stipulated in Article 619 of the Civil Code, in the period, terms, conditions and amount to be defined by Dispatch of the Chief Executive.

Four. The Government can use the guarantee provided under this clause, independently of previous judicial decision, whenever the subconcessionaire fails to fulfill its commitments and obligations, in the terms of the law and this subconcession contract.

Five. Whenever the Government uses the guarantee provided under this clause, the subconcessionaire pledges that its controlling shareholders or the respective shareholders take all the necessary measures to restore the full effect of the guarantee, within fifteen days from being informed of the dispatch relative to the use of the guarantee.

Six. The terms and conditions of the guarantee provided under this clause cannot be altered without the Government approval

CHAPTER XIII

Supervision of the subconcessionaire obligations compliance

Clause 64

Inspection, supervision and control by the Government

One. The right to inspect, supervise and control the execution of the subconcessionaire obligations is exerted by the Government, namely through the DICJ and DSF.

Two. For the due effects, the subconcessionaire pledges, whenever requested by the Government, and with no need to previous notice, to provide the Government, or any other entity appointed by the Government, duly mandated and identified for the effect, free access to any of its facilities, and as well free access and inspection of its accounting or bookkeeping, including any transactions, books, minutes of meetings, accounts and other records or documents, the statistics and management records used, providing also photocopies of whatever the Government or the entity appointed by the Government may consider necessary.

Three. The subconcessionaire pledges to abide to and fulfill any Government decisions within the powers of inspection and supervision, namely the DICJ directions, including those relative to the eventual interruption of the operations in casino and other gambling areas.

Four. The subconcession exploitation is subjected to DICJ permanent inspection and supervision, under the terms of the applicable legislation.

Clause 65

Daily supervision of the gambling exploitation gross revenues

The subconcessionaire shall subject to the daily supervision of its gambling exploitation gross revenues by the Government through DICJ, under the legal terms.

CHAPTER XIV

General duties of cooperation

Clause 66

General duty of cooperation by the Government

and the concessionaire

The Government and the concessionaire pledge to cooperate with the subconcessionaire in order to allow the latter to comply with its legal and contractual obligations.

Clause 67

Subconcessionaire general duty of co operation

One. For the effects of this subconcession contract, the subconcessionaire pledges to cooperate with the Government, providing any documents and any information, data, authorizations or evidence that might be requested.

Two. The subconcessionaire pledges also to cooperate with the concessionaire in order to allow the latter to comply with its legal and contractual obligations.

CHAPTER XV

Other duties of the subconcessionaire

Clause 68

Operation of the casinos and other facilities and outbuildings

The subconcessionaire pledges to operate normally all the casinos branches and other facilities and outbuildings used for the authorized purposes of the subconcession exploitation.

Clause 69

General duties of the subconcessionaire

One. Is special obligation of the subconcessionaire to foment and demand from all entities to be contracted for the development of activities integrated in the subconcession the observance of all good organization and operation rules and the special measures of security relative to its casinos and other gambling areas, clients, staffs and other persons working therein.

Two. The subconcessionaire pledges to contract for the activities integrated in the subconcession, entities duly licensed and authorized, and technically skilled and professionally adequate for the effect.

Clause 70

Other Government approvals

The replacement, cancellation or alteration of documents of proof and records relative to the subconcessionaire activities or the purchase of gaming equipment and material requires the Government authorization.

Clause 71

Government authorizations and approvals

The Government authorizations and approvals, and its eventual refusals, do not exempt the subconcessionaire from the punctual compliance of the obligations assumed in this subconcession contract, nor imply the assumption, by the Government, of any liabilities, unless when its actuation resulted in costs or caused special and exceptional losses to the subconcessionaire.

CHAPTER XVI

Liability of the subconcessionaire and the concessionaire

Clause 72

Civil liability towards the Special Administrative Region of Macau

One. The subconcessionaire is liable towards the Special Administrative Region of Macau for any losses resulting from the total or partial noncompliance of its legal or contractual obligations due to facts for which is imputable.

Two. The concessionaire does not assume nor shares any liability towards the Special Administrative Region of Macau for any losses resulting from the total or partial noncompliance of the subconcessionaire legal or contractual obligations due to facts imputable to the latter.

Clause 73

Exoneration of the Special Administrative Region of Macau and the concessionaire from the subconcessionaire extra-contractual liability with others

One. The Special Administrative Region of Macau does not assume or share any subconcessionaire liability resulting from acts committed by the latter or committed on its account, involving or that may involve civil or another liability.

Two. The concessionaire does not assume or share any subconcessionaire liability resulting from acts committed by the latter or committed on its account, involving or that may involve civil or another liability.

Three. The subconcessionaire will be also liable, under the principal-commissary relation general terms, for the losses caused by the entities it contracted for the development of activities integrating the subconcession.

CHAPTER XVII

Subjective changes in the subconcession

Clause 74

Assignment of the contractual position, encumbrance,

conveyance and alienation

One. The subconcessionaire pledges with the Special Administrative Region of Macau to not assign, convey, alienate or in any other way burden, in the whole or in part, in a tacit or explicit form, formally or informally, the exploitation of a casino or one gambling area nor execute any legal business intending to attain a similar result, except if authorized by the Government.

Two. An act executed breaching the previous number provisions, and without prejudice of other sanctions or penalties applicable, implies the payment to the Special Administrative Region of Macau of the following penal clauses: -

•	in case of the whole assignment, conveyance or alienation – MOP1,000,000,000.00 (one billion Patacas);

•	in case of a partial assignment, conveyance or alienation – MOP500,000,000.00 (five hundred million Patacas);

•	in case of encumbrance, in the whole or in part – MOP300,000,000.00 (three hundred million Patacas).

Three. The request of authorization mentioned in number one shall be accompanied with all the necessary documents and details of all the legal business the subconcessionaire intends to carry out, without precluding the Government from requesting additional documents, data or information.

Clause 75

Prohibition of subconcession

One. The subconcessionaire pledges before the Special Administrative Region of Macau to not subconcession the subconcession, in the whole or in part, or carry out any legal business to attain the same result.

Two. An act breaching the provisions set forth in the previous number, and without prejudice of other applicable sanctions or penalties, implies the payment to the

Special Administrative Region of Macau of a penal clause in the amount of MOP500,000,000.00 (five hundred million Patacas).

CHAPTER XVIII

Noncompliance of the contract

Clause 76

Noncompliance of the contract

One. Without prejudice of the provisions set forth in Clauses 77 and 78, the noncompliance of the duties and obligations imputable to the subconcessionaire arising from this subconcession contract or the Government instructions subjects it to the application of the sanctions or penalties legally or contractually foreseen.

Two. The subconcessionaire is exempted from the liability mentioned in the previous number in events of force majeure or other facts for which the subconcessionaire is corroboratively unaccountable, but only if their punctual and cabal compliance has been effectively hindered.

Three. Are only considered facts of force majeure, with the consequences stipulated in the next number, the unforeseeable and unpreventable events, outside the subconcessionaire control and occurring notwithstanding its will or personal circumstances, namely acts of war, terrorism, disturbance of the public order, epidemics, nuclear radiation, fire, lightning, serious floods, cyclones, tropical storms, earthquakes and other natural disasters affecting directly the activities integrated in the subconcession.

Four. The subconcessionaire pledges to immediately inform the Government about the occurrence of any event of force majeure, and as well, as soon as possible, to indicate which obligations emerging from this subconcession contract whose compliance, in its understanding, is hindered to fulfill due to such occurrence and, likewise, if that will be the case, the measures it intends to take in order to lessen the impact of the referred event and/or normalize the compliance of such obligations.

Five. In case of any of the events mentioned in number three occurring, the subconcessionaire pledges to rebuild or restore as soon as possible the property to its original state, in order to resume the adequate exploitation and operation of the games of fortune and chance and other games in casino; if the subconcessionaire has no economical interest in rebuilding and/or restoring the above referred property, pledges to transfer the insurance value to the Special Administrative Region of Macau.

CHAPTER XIX

Termination and interruption of the subconcession

Clause 77

Rescission by mutual agreement

One. The concessionaire and the subconcessionaire can at any time rescind this subconcession contract by mutual agreement.

Two. If the Government and subconcessionaire agree to rescind this subconcession contract by mutual agreement, the concessionaire will give its agreement.

Three. The subconcessionaire will be totally liable for the stoppage of the effects of any contracts in which is a party, with the Special Administrative Region of Macau and the concessionaire not assuming any liability on that matter, unless expressly agreed otherwise.

Clause 78

Redemption

One. Except if otherwise provided by law, the Government can from the twelfth year of the subconcession redeem the same by notification to the subconcessionaire by means of a prepaid registered letter with a minimal antecedence of one year.

Two. With the redemption, the Special Administrative Region of Macau will assume all the subconcessionaire rights and obligations arising from legal businesses lawfully executed by the latter before the date of the notification mentioned in the previous number.

Three. The obligations undertaken by the subconcessionaire due to contracts it had executed, after the notification mentioned in number one, will only be assumed by the Special Administrative Region of Macau when such contracts had previously obtained the Government authorization for their granting.

Four. The assumption by the Special Administrative Region of Macau of obligations assumed by the subconcessionaire is made without prejudice of the right of return for the obligations contracted by the subconcessionaire that go beyond the subconcession normal management,

Five. In the event of the subconcession redemption, the subconcessionaire is entitled to a fair and reasonable compensation corresponding to the benefits it ceased to obtain in consequence of the redemption of its Resort – Hotel – Casino enterprise as listed in the Investments Plan attached to this subconcession contract. The amount of the compensation shall correspond to the revenues value of the mentioned enterprise attained during the fiscal year prior to the redemption’s, before interests, depreciations and amortizations, multiplied by the number of year elapsing until the end of the subconcession.

Clause 79

Attachment

One. When occurs or is imminent the stoppage or interruption, total or partial, of the subconcession exploitation by the subconcessionaire, non authorized and not due to a case of force majeure, or if serious disturbances or deficiencies occur in the subconcessionaire organization and running or in the facilities and equipment general condition, susceptible of jeopardizing the subconcession exploitation regularity, the Government can itself replace the subconcessionaire directly or resorting to others, ensuring the subconcession exploitation and promoting the execution of the measures necessary to guarantee the object of this subconcession contract while the stoppage or interruption lasts or the disturbance and deficiencies remain.

Two. During the attachment, the subconcessionaire will burden the expenses incurred in the maintenance and normalization of the subconcession exploitation, and for this purpose the Government can use the surety to guarantee the fulfillment of the subconcessionaire legal or contractual obligations and the guarantee provided by the controlling shareholder of the subconcessionaire.

Three. As soon as the reasons for the attachment cease and the Government considers fit, the subconcessionaire is notified to resume, within the period stipulated, the subconcession normal exploitation.

Four. If the subconcessionaire does not wish or can not resume the subconcession exploitation or if, having resumed it, the serious disturbances or deficiencies in its organization and running still remain, the Government can unilaterally rescind it by noncompliance of this subconcession contract

Clause 80

Unilateral rescission

One. The Government can terminate the subconcession by unilateral rescission, with no need to consult the concessionaire, due to noncompliance of this subconcession contract, in case of the subconcessionaire not complying with the fundamental obligations to which is legally or contractually bound.

Two. Are, in special, reasons For unilateral rescission of this subconcession contract: -

1) The deviation from the subconcession object, either by the exploitation of non-authorized games, or by the exercise of activities excluded from the subconcessionaire corporate purpose;

2) The abandon of the subconcession exploitation or its unjustified interruption for a period higher than seven consecutive days or fourteen interpolated days in a calendar year;

3) The total or partial assignment of the exploitation, temporary or definitive, with disregard to the provisions stipulated in the concessions regime mentioned in Clause 6;

4) The non-payment of taxes, premiums, contributions or other retributions foreseen in the concessions regime mentioned in Clause 6, due to the Special Administrative Region of Macau and non-impugned within the legal period;

5) The subconcessionaire refusal or impossibility to resume the subconcession in the terms of number 5 of the previous clause or, when indeed resumed, remaining the situations that caused the attachment.

6) The reiterated opposition to the exercise of supervision and inspection or repeated disobedience to the Government decisions, namely the DICJ instructions;

7) The systematic non-observance of fundamental obligations stipulated in the concessions regime mentioned in Clause 6;

8) The failure to provide or restore the sureties or guarantees foreseen in this subconcession contract according to the stipulated terms and periods;

9) The subconcessionaire bankruptcy or insolvency;

10) The practice of serious fraudulent activity intended to damage the public interest;

11) The serious and reiterated breach of the rules for the practice of games of fortune and chance and other games in casino or the integrity of the games of fortune and chance and other games in casino;

12) The execution of a contract by which other entity assumes power of management over the subconcessionaire in what concerns the exploitation of games of fortune and chance and other games in casino or the subconcession, in the whole or in part, of the subconcession or the execution of a legal business intending to attain the same purpose;

13) The non-assignment mentioned in number ten of the Clause 60 within ninety days for a reason imputable to the subconcessionaire controlling shareholder.

Three, Without prejudice of the provisions of Clause 83, in the event of occurring one of the situations mentioned in the previous number or any other that, in the terms of this clause, may cause the unilateral rescission by noncompliance of this subconcession contract, the Government will notify the subconcessionaire to integrally fulfill its obligations and correct or repair the consequences of its acts within a period to be stipulated, except if it will bean irreparable breach. •

Four. If the subconcessionaire fails to fulfill its obligations, or does not correct or repair the consequences of its acts, in the terms stipulated by the Government, the latter can unilaterally rescind this subconcession contract by informing the subconcessionaire, and can also notify such intention in writing to the entities that secured the financing of the investments and obligations assumed by the subconcessionaire, in the terms and for the effects of the stipulated in the concession regime mentioned in Clause 6, regarding the financial capacity.

Five. The notification to the subconcessionaire about the decision of rescission mentioned in the previous number takes effect immediately, notwithstanding any other formality.

Six. In cases of founded urgency that does not commiserate with the delays of the noncompliance remedy process foreseen in number three, the Government can, without prejudice of that process observance and the observance of the number four provisions, execute the immediate attachment of the subconcession under the terms stipulated in the previous clause.

Seven. The unilateral rescission by noncompliance of this subconcession contract implies the immediate and gratuitous reversion to the Special Administrative Region of Macau of the respective casinos, and as well the equipment and implements affected to the games, even being outside their premises.

Clause 81

Forfeiture

One. This subconcession contract forfeits on the date of the final term foreseen in Clause 80, ceasing the contractual relations existent between the Parties, without prejudice of the clauses of this subconcession contract persisting beyond that date.

Two. In case of forfeiture in the terms of the previous number, the subconcessionaire will be fully liable for termination of the effects of any contracts in which is a party, and the Special Administrative Region of Macau will not assume any liability in that matter.

CHAPTER XX

Revisions and alterations to the contract

Clause 82

Revisions of the subconcession contract

One. This subconcession contract can be revised after negations between the concessionaire and the subconcessionaire, under the legal terms, without prejudice of the Government authorization.

Two. The concessionaire gives at once its agreement to the revisions to this subconcession contract that may be agreed between the Government and the subconcessionaire when the same will not involve any increase of its responsibility.

Three. The revision of this subconcession contract, and as well any addenda, shall comply with the formalities set forth by the Government.

CHAPTER XXI

Pre-litigation phase

Clause 83

Advice during pre-litigation phase

One. The Government, the concessionaire and the subconcessionaire, or the Government and the subconcessionaire, or the Government and the concessionaire pledge to ask for advice whenever questions or divergences arise amongst them on matter of validity, application, execution, interpretation or integration of rules by which this subconcession contract is governed.

Two. The questions arisen do not exonerate the subconcessionaire and/or the concessionaire from the punctual and cabal compliance of this subconcession contract and the Government directions that within its scope are transmitted, nor allow any interruption of any aspect of the subconcessionaire activity that shall continue to be carried out in the terms in force at the time of the question submission.

Three. The provisions of the previous number relatively to the compliance of the Government directions by the subconcessionaire and/or the concessionaire apply also to successive directions about the same matter, even if issued after the date the advice has been asked, if the first of that successive directions had been transmitted to the subconcessionaire and/or the concessionaire, respectively, prior to that date.

CHAPTER XXII

Final Provisions

Clause 84

Securing licenses, permits or authorizations

One. This subconcession contract does not exempt the subconcessionaire from applying, paying or obtaining all licenses, permits or authorizations necessary for the operation of any aspect of its activity or the compliance of the obligations foreseen in this subconcession contract, and as well to observe or fulfill all the requirements necessary to secure and maintain their validity.

Two. The subconcessionaire must inform immediately the Government if any licenses, permits or authorizations referred in the previous number are withdrawn, forfeit, discontinued or revoked or by any reason cease to have effect, stating the measures it took or will take to restore or reactivate such licenses, permits or authorizations.

Three. No clause of this subconcession contract can be considered as substitutive of the need to obtain any foreseen license, permit or legal or contractual authorization.

Clause 85

Industrial and intellectual property rights

One. The subconcessionaire pledges to respect in the exercise of its activities, the industrial and intellectual property rights under the terms of the law in force in the Special Administrative Region of Macau, being its exclusive responsibility the effects resulting from their breach.

Two. The licenses, permits and authorizations granted to the subconcessionaire, namely those relative to the compliance of the Investments Plan attached to this subconcession contract, presuppose that the subconcessionaire respected all the industrial and intellectual property rights.

Three. The subconcessionaire cedes gratuitously to the Special Administrative Region of Macau all its studies, projects, plans, drawings, documents and other materials, of whatever nature, that may be necessary or useful for the execution of its operations under the terms of this subconcession contract, or the exercise of its rights under its terms.

Four. Upon request of the Special Administrative Region of Macau, the subconcessionaire pledges to prepare any type of document or statement in order to confirm or register the rights mentioned in the previous number.

Five. If the subconcessionaire does not solve any existent litigations with third parties relative to eventual infringements of the industrial or intellectual property rights granted or to be granted to the Special Administrative Region of Macau under the terms of this clause, the Special Administrative Region of Macau can always intervene in their defense, undertaking the subconcessionaire to provide all the assistance it may be requested for the effect.

Clause 86

Notifications, communications, notices,

authorizations and approvals

One. The notifications, communications, notices, authorizations and approvals referred in this subconcession contract, unless otherwise stipulated, shall be in writing and delivered: -

1)	By hand, and corroborated by docket;

2)	By fax, and corroborated by transmittal receipt;

3)	By prepaid registered letter.

Two. The authorizations to be granted by the Government are always previous and can impose conditions.

Three. The lack of reply to a request for authorization and approval or other request, filed by the subconcessionaire and/or the concessionaire, has as effect its refusal.

Four. Are considered, for effects of this subconcession contract, as Government, concessionaire and subconcessionaire domiciles, the following addresses and fax reception posts: -

Government of the Special Administrative Region of Macau: -

Gaming Inspection and Coordination Department

Avenida da Praia Grande, numbers 762-804, China Plaza Building, No. 762-804, 21st floor, Macau,

Fax: 370296

Concessionaire: Sociedade de Jogos de Macau, S.A

Head Office: Avenida de Lisboa, numbers 2-4, Hotel Lisboa, 9th Floor, parish of Sé, Macau

Fax:570082

Subconcessionaire: MGM Grand Paradise, S. A.

Head Office: Avenida da Praia Grande, n° 759, 5th floor, Macau

Fax: 553098

Five. The Government, the concessionaire and the subconcessionaire can change the addresses and fax reception posts stated in the previous number by previous communication to the other parties.

Clause 87

Prohibition of restrictive practices of the competition

One. The subconcessionaire pledges to carry its activity in an honest and loyal competition, respecting the principles inherent to an economy of market.

Two. The subconcessionaire pledges to not enter into any agreement nor exert deliberated practices, in any form, that include, in conjunct with concessionaires, other subconcessionaires or companies managing concessionaries in what concerns the exploitation of games of fortune and chance and other games in casinos, that operate in the Special Administrative Region of Macau or with companies belonging to the respective groups, susceptible of hindering, restricting or misrepresenting the competition.

Three. The subconcessionaire pledges to not abusively exploit a dominant position in the market or in a substantial part of the market, susceptible of hindering, restricting or misrepresenting the competition.

Clause 88

Junkets

The subconcessionaire is liable before the Government for the activity conducted in the casinos and other gambling areas by the junkets registered with the subconcessionaire, and as well their directors and collaborators, and shall for the effect supervise their activity.

Clause 89

Promotion of the subconcessionaire enterprises

One. The subconcessionaire pledges to carry out, in and out of the Special Administrative Region of Macau advertising and marketing campaigns of its enterprises, namely its casinos.

Two. The Government and the subconcessionaire pledge to coordinate its advertising and marketing campaigns with the actions and campaigns to promote Macau abroad.

Three. The subconcessionaire pledges to not allow the use of images or large contextual references of its casinos and other enclosures and outbuildings affected to the subconcession exploitation, on any Internet sites or addresses or in any other place intended to promote interactive games, without the Government authorization.

Clause 90

Elements integrated in the subconcession contract

The executive summary presented by the subconcessionaire to the Government is considered integrated in this subconcession contract, in all that is not explicitly or implicitly contradicted by it.

Clause 91

Chips to be used in the subconcession exploitation

One. The subconcessionaire pledges to comply with the Government directions in regard of the issue and circulation of chips, independently of their type or nature.

Two. Without prejudice of (the Government ordering a maximum limit, the number of chips to be issued is not subjected to the Government authorization.

Three. The subconcessionaire pledges to guarantee the reimbursement of the chips in circulation, either in cash or cheque or equivalent credit order.

Four. The subconcessionaire pledges to keep a solvency ratio, to provide funds and other prudential rules to be stipulated from time to time by the Government on the total of chips issued, in cash or titles of high level of liquidity, to secure their prompt payment.

Clause 92

Confidentiality

One. The documents created by the Government, the concessionaire and the subconcessionaire in compliance with the provisions in the concessions regime mentioned in Clause 6 or in this subconcession contract are confidential and can only be made available to third parties with the Government authorization.

Two. The Government, the concessionaire and the subconcessionaire pledge to take the necessary steps to guarantee that their staffs are bound to the duty of secrecy.

Three. The Government, the concessionaire and the subconcessionaire pledge to impose the duty of secrecy to other persons that had or may have access to confidential documents, namely through consultancy, services or other contracts.

Four. The concessionaire and the subconcessionaire pledge to maintain confidential the full contents of this subconcession contract, including all and any documents that can make possible the knowledge of its contents, being only revealed to others by Government authorization.

Five. Are excepted from the stipulated in number one and the previous number, all documents, information or data justifiably requested by a competent judicial entity, by an agency regulating the exploitation of games of fortune and chance and other games in casino activity or an agency regulating the securities markets, being however the concessionaire or the subconcessionaire, according to the case, bound to impart that fact to the Government.

Six. Are also excepted from the stipulated in numbers one and four all documents, information or data the concessionaire or the subconcessionaire, according to the case, considers necessary to submit to the financing entity, investor, lawyer, accountant, auditor or consultant, although imposing the same duty of secrecy in regard of third parties.

Seven. Upon the authorization foreseen in number four, the concessionaire or the subconcessionaire, according to the case, pledge also to take all the necessary steps to guarantee that other persons or entities that had or may have knowledge of the contents of this subconcession contract, including all and any documents that can make possible the knowledge of its contents, are bound to this duty of secrecy.

Clause 93

Complaints book

One. The subconcessionaire pledges to create and maintain available to the clients of the casinos and other gambling areas a complaints book for complaints relative to the exploitation of games of fortune and chance and other games in casino.

Two. The subconcessionaire pledges to post a notice in a visible place of the casinos and other gambling areas, relative to the existence of the complaints book.

Three. The subconcessionaire pledges to send to the Government, within forty-eight hours, a copy of the complaints recorded in the complaints book, together with a report of the subconcessionaire relative to those same complaints.

Clause 94

Termination of the concession

One. The termination of the concession granted to the concessionaire before the period mentioned in Clause 8 of this subconcession contract, does not imply the termination of the subconcession granted by this subconcession contract.

Two. In the case mentioned in the previous number, the Government will arrange for the concessionaire position in this subconcession contract to be assumed by another concessionaire for the exploitation of games of fortune and chance and other games in casino.

CHAPTER XXIII

Interim Provisions

Clause 95

Professional training plans

One. The subconcessionaire pledges to develop plans relative to the professional training of the staffs that will work in the activities integrated in the subconcession, within the period to be stipulated by the Government.

Two. The subconcessionaire pledges to deliver to the Government, within the stipulated time, any other additional documents or information relative to the plans mentioned in the previous number.

Clause 96

Deposit of the capital stock

The subconcessionaire pledges to keep its capital stock deposited with a local credit institution or with a branch or subsidiary of a credit institution authorized to trade in the Special Administrative Region of Macau and to not use it before the beginning of its activity, being considered the subconcessionaire beginning of activity the date to be stipulated by the Government by dispatch of the Secretary for Economy and Finances.

Clause 97

Designated managing director

One. The Government will inform the subconcessionaire, within fifteen days from the granting of this subconcession contract, if authorizes the person listed in the

Annex I of the Administrative Regulation number 26/2001, delivered by the subconcessionaire, to be the subconcessionaire managing director.

Two. The provisions of the numbers one and two of the Clause 21 will apply to the first delegation of management to a managing director after the granting of this subconcession contract.

Clause 98

Bank accounts

The subconcessionaire pledges to submit to the Government, within seven days from the granting of this subconcession contract, a document listing all its bank accounts and respective balances.

Clause 99

Declaration regarding the duty of cooperation

The subconcessionaire pledges to endeavor to obtain and deliver to the Government, within fifteen days from the granting of this subconcession contract, a declaration signed by each of the shareholders holding 5% or more of its capital stock, its directors and executive staffs with relevant positions ion the casino, and as well its controlling shareholders, declaring that they accept to subject to a special duty of cooperation with the Government and pledge to present any documents and provide any information, data, authorizations or evidence they will be requested for that effect.

Clause 100

Fixed and variable part of the premium

One. The payment of the fixed part of the annual premium foreseen in Clause 47, in the respective proportion, will only be due from the twenty sixth day of June of the year two thousand seven except if, until that date, the subconcessionaire will start the exploitation of a casino or gambling area in the Resort - Hotel - Casing enterprise mentioned in the Investments Plan attached to this subconcession contract, then the payment becomes due since that moment.

Two. The payment of the variable part of the annual premium foreseen in Clause 47, will only be due from the beginning of the exploitation of the games of fortune and chance or other games in casino, whether in temporary facilities or in the enterprise mentioned in the previous number; for effects of the computation of the variable part of the annual premium, the subconcessionaire pledges to submit to the Government, until ten days before the opening of its first casino or gambling area, a list staling the number of tables and electrical or mechanical machines, including slot machines, that intends to exploit that year, and as well the respective location.

Three. If the subconcessionaire opens its first casino or gambling area in temporary facilities, the sum relative to the variable part of the annual premium can not be less than the sum attained by the permanent exploitation of 20 (twenty) tables reserved to certain games and gamblers, namely exploited in special gambling rooms or areas, and 20 (twenty) tables non reserved to certain games and gamblers, until the beginning of the exploitation of a casino or gambling area in the enterprise mentioned in number one.

Four. The sums relative to the variable part of the annual premium mentioned in number five of the Clause 47 will be object of revision between the Government and the subconcessionaire from the third year of the granting of this subconcession contract.

Clause 101

Approval of the articles of association and agreements between shareholders

The Government shall, within sixty days from the granting of this subconcession contract, notify the subconcessionaire whether approves its articles of association, and as well its agreements between shareholders.

Clause 102

Mandates and powers of attorney

The subconcessionaire pledges to inform the Government, within fifteen days from the granting of this subconcession contract, about all and any mandates or powers of attorney existent at the time of the granting of this subconcession contract bestowing, based on a stable relation, powers of the board of directors’ competence to execute businesses regarding the practice of the company on behalf of the subconcessionaire, with exception of powers for the conduction of routine acts, namely with public offices or departments, for effects of authorization, or to deliver, within the same period, a declaration attesting their inexistence.

Clause 103

Actual participation in the exploitation of games of fortune and chance and other games in casino in other jurisdictions

The subconcessionaire pledges to inform the Government, within fifteen days from the granting of this subconcession contract, about the actual participation of any of its directors, a controlling shareholder, including the last controlling shareholder, or any holder of corporate participation, when it corresponds, directly or indirectly, to a value equal or higher than 10% of its capital stock, in the exploitation of games of fortune and chance and other games in casino, even if only through a management contract, in any other jurisdiction.

Clause 104

Composition of the subconcessionaire corporate bodies

The subconcessionaire pledges to inform the Government, within seven days from the granting of this subconcession contract, about the composition, at the time of the granting of this subconcession contract, of the subconcessionaire board of directors, general meeting board, the statutory audit board and other corporate bodies.

Clause 105

Shareholding and capital stock structure

One. The subconcessionaire pledges to send to the Government, within seven days from the granting of this subconcession contract, a document stating the subconcessionaire shareholding structure, at the time of the granting of this subconcession contract.

Two. The subconcessionaire pledges to send to the Government, within seven days from the granting of this subconcession contract, a document stating the capital stock structure of the collective bodies, maxime companies, holding 5% or more of the subconcessionaire capital stock, and as well the capital stock structure of the collective bodies holding 5% or more of the latter’s capital stock, and so on, until the individual and collective bodies that are last shareholders, at the time of the granting of this subconcession contract.

Three. The subconcessionaire pledges to deliver to the Government, within fifteen days from the granting of this subconcession contract, the declarations mentioned in the number two of Clause 19, relative to the year two thousand two.

Clause 106

More favorable conditions

If the Special Administrative Region of Macau, in virtue of the granting of new concessions for the exploitation of games of fortune and chance and other games in casino whose conditions will be, in global terms, more favorable than those foreseen in this subconcession contract, the Government undertakes to extend them to the subconcessionaire by alteration of this subconcession contract.

Clause 107

Revision of the contributions percentages

The percentages of the contributions mentioned in Clauses 48 and 49 herein, will be object of revision between the Government and the subconcessionaire during the year two thousand ten.

Clause 108

Validity

This subconcession contract, executed in both official languages, becomes valid on the twentieth day of April of the year two thousand five.

After read by the Grantors and its contents having been explained to them, it is going to be signed by them, because it corresponds to their will, in the quality in which they grant.

This subconcession contract is executed in triplicate, being one copy to the concessionaire, another to the subconcessionaire and the other to the Government of the Special Administrative Region of Macau.

Macau, on 19th April 2005.

For and on behalf of the Concessionaire

(Signed)

For and on behalf of the Subconcessionaire

(Signed)

Carlos Duque Simōes Notary Private Office I hereby certify the above signature of Ho Hung Sun, Stanley, also known as Stanley Ho, signed before me in the quality of Managing Director of the “SOCIEDADE DE JOGOS DE MACAU, S. A.”, being his identity, quality and sufficiency of powers for the act of my personal knowledge. Macau, 19th April 2005.

Account N° 14 The Notary MOP$14.00

(signed)

Account n° 10                                  Emol. $28.00 I hereby certify the above signatures of Ho, Pansy Catilina Chiu King, also known as Pansy Ho and Gary Neil Jacobs, signed before me in the quality of directors of the company “MGM GRAND PARADISE, S. A.”, with powers for the act, being their identities, quality and powers of my personal knowledge.

Macau, Frederico Rato Notary Private Office, on. 19th April 2005.

The Notary

(signed)

ANNEX TO THE SUBCONCESSION CONTRACT

INVESTMENTS PLAN

Without prejudice of the provisions of Clause 39 of this subconcession contract, the subconcessionaire pledges to execute, namely:-

One Resort – Hotel – Casino complex, to be finished and opened to the public in December 2007.

Global value: MOP4,000,000,000.00 (four billion Patacas), to be spent within the maximum period of 7 (seven) from the granting of this subconcession contract.

LAWYERS [illegible]

To all to whom these presents shall come,

Adelino Correia, Lawyer,

with professional address at 3rd floor, 759 Avenida da Praia Grande, in Macau, Special Administrative Region of the People’s Republic of China, DO HEREBY CERTIFY that on this date appeared before me Manuela Nazaré Ribeiro, Registered Translator, of Portuguese nationality, holder of the Licence number 50881358, who presented a document translated into English relative to a photocopy of a document written in Portuguese and attached herein, who under oath declared that it is a true and accurate translation of the said document.

In TESTIMONY whereof I have hereunto subscribed my name on this 27th day of September in the year of Our Lord Two thousand and five.

/s/ Adelino Correia
Adelino Correia
Lawyer
Macau SAR
People’s Republic of China
27 SEP 2005